Exhibit (d)(5)(e)
FORM OF
AMENDMENT NO. 3 TO THE FUND MANAGEMENT AGREEMENT
     The Fund Management Agreement (the “Agreement”) first made the 1st day of September, 2001 and amended the 2nd day of August, 2004 , and again on the 9th day of December, 2005 by and among Pacific Life Fund Advisors LLC (the “Investment Adviser”), a Delaware limited liability company, Pacific Investment Management Company LLC (“PIMCO”), a Delaware limited liability company, and Pacific Life Funds, a Delaware statutory trust (“Trust”), is hereby amended a third time to add the provisions set forth below (the “Amendment”), which is made this 1st day of May, 2007. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.
     WHEREAS, the Trust is registered with the Securities and Exchange Commission as an open-end management investment company;
     WHEREAS, the Trust offers shares in several Funds, two of which are designated the PL Inflation Managed and PL Managed Bond Funds;
     WHEREAS, pursuant to the Agreement, Investment Adviser and the Trust have appointed PIMCO as Fund Manager to the PL Inflation Managed and PL Managed Bond Funds and PIMCO has accepted such appointment;
     WHEREAS, the Investment Adviser, PIMCO and the Trust desire to amend the Agreement in accordance with the provisions set forth in this Amendment; and
     NOW THEREFORE, In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and valuable consideration paid in connection with the Agreement, the receipt and sufficiency of which are hereby acknowledged, the Trust, Investment Adviser and PIMCO hereby agree that the Agreement is amended and supplemented as follows:
1.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:
See attached Exhibit A

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC LIFE FUNDS

By:

Name:
Title:

PACIFIC LIFE FUND ADVISORS LLC

By:	By:

Name:	Name:
Title:	Title:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

Name:
Title:

EXHIBIT A
PACIFIC LIFE FUNDS
FEE SCHEDULE
Effective: May 1, 2007
     Fund: PL Managed Bond
     The Investment Adviser will pay to the Fund Manager a monthly fee of 0.25% based on an annual percentage of the combined average daily net assets of the PL Managed Bond Fund of Pacific Life Funds and the Managed Bond Portfolio of Pacific Select Fund.
     Fund: PL Inflation Managed
     The Investment Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the combined average daily net assets of the PL Inflation Managed Fund of Pacific Life Funds and the Inflation Managed Portfolio of Pacific Select Fund according to the following schedule:

Rate (%)	Break Point (assets)
0.25%	On the first $1 billion
0.20%	On the excess
     The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.